Exhibit 23.2

Consent of Independent Public Accounting Firm

The Shareholders
SYS

We consent to the use of our audit report, dated February 10, 2006, on the balance sheets of Reality Based IT Services, Ltd. as of December 31, 2005 and 2004, and the related statements of income, changes in equity and cash flows for the years ended December 31, 2005, 2004 and 2003, included in SYS’s (Corporation) Form 8-K/A (dated April 11, 2006) that is incorporated by reference into the Corporation’s Registration Statement on Form S-3 (Amendment No. 1) expected to be filed on or about May 26, 2006.

/s/ Goodman & Company LLC

McLean, Virginia
May 26, 2006